UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 22, 2009
Date of Report (Date of earliest event reported)
DIODES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	002-25577 (Commission File Number)	95-2039518 (I.R.S. Employer Identification No.)

15660 North Dallas Parkway, Suite 850 Dallas, TX (Address of principal executive offices)	75248 (Zip Code)
(972) 385-2810
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 22, 2009, Diodes Incorporated (the “Company”) entered into an employment agreement (the “Agreement”) with Dr. Keh-Shew Lu, President and Chief Executive Officer of the Company, (the “Employee”) pursuant to which he will continue to be employed by the Company in such positions for an additional six-year term. Under the Agreement, the Employee is entitled to (i) receive an annual base salary of $326,000.00 (subject to increase from time to time in the discretion of the Company’s Board of Directors), (ii) receive a grant of 100,000 shares of the Common Stock of the Company on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015 on terms and conditions set forth in the Stock Awards Agreement attached to this Report as Exhibit 99.3, (iii) participate in any executive bonus plan of the Company, (iv) receive reimbursement for all reasonable and documented business expenses, (v) receive paid vacation in accordance with the Company’s vacation policy for employees, (vi) participate in all plans and programs sponsored by the Company for employees in general, (vii) receive a life insurance policy with a death benefit in the amount in effect on the date of the Agreement ($700,000), and (viii) receive a disability insurance policy in the maximum insurable amount. The term of the Agreement shall commence on September 22, 2009 and shall end on May 31, 2015, unless sooner terminated as provided in the Agreement. Employment is “at will” and may be terminated by either the Company or the Employee at any time. The Employee is prohibited from disclosing trade secrets of the Company, engaging in any “competitive activity” (as defined) or soliciting current or, in some cases, former employees or independent contractors of the Company, during his employment and for the two years thereafter.
     In the event that the Employee’s employment by the Company under this Agreement is terminated by (a) the Company other than for “cause” (as defined), or (b) the Employee for “good reason” (as defined), neither the Company nor the Employee shall have any remaining duties or obligations under the Agreement, except that (i) the Company shall continue to pay or provide to the Employee, or his estate, the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay to the Employee, or his estate, any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall provide to the Employee continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, (iv) all stock-based compensation previously granted to the Employee (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to be governed by the applicable award agreement, and (v) the Employee shall continue to be bound by the restrictions on the use of trade secrets, “competitive activities” and solicitation of employees and independent contractors described above.
     In the event that the Employee’s employment by the Company under the Agreement is terminated by (a) the Company for “cause” or (b) the Employee other than for “good reason,” neither the Company nor the Employee shall have any remaining duties or obligations under the Agreement, except that (i) the Company shall promptly pay or provide to the Employee, or his estate, the annual base salary, prorated through the date of termination, (ii) the Company shall pay to the Employee, or his estate, any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, and (iii) the Employee shall continue to be bound by the restrictions on the use of trade secrets, “competitive activities” and solicitation of employees and independent contractors described above.
     The Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”), and shall in all respects be administered in accordance with Section 409A.
     In addition, the Company and the Employee continue to abide by the Indemnification Agreement dated September 20, 2000 that may require the Company to indemnify the Employee against liabilities that may arise by reason of his status or service with the Company.
     On September 22, 2009, the Company and the Employee also entered into a Stock Award Agreement that provides that: (i) the Company will grant to Employee 100,000 shares of Common Stock on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015; (ii) each such installment would vest only if the Company achieved a specified amount of net sales; (iii) upon the termination of the Employee’s employment, the Company’s obligation to grant any subsequent installment would terminate; and (iv) any granted shares would be automatically forfeited and returned to the Company if the Employee’s employment with the Company is terminated before the Company achieves the specified amount of net sales, except in the case of death or Disability (as defined) in which case the granted shares would become fully vested on the date of death or Disability.
     The foregoing summary is qualified in its entirety by reference to the copies of the Agreement, the Indemnification Agreement and the Stock Award Agreement attached as exhibits to this Report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Employment Agreement dated as of September 22, 2009, between the Company and Keh-Shew Lu.

99.2	Indemnification Agreement dated as of September 20, 2000, between the Company and Keh-Shew Lu.

99.3*	Stock Award Agreement dated as of September 22, 2009, between the Company and Keh-Shew Lu.

*	Confidential treatment has been requested with respect to the omitted portion of this Exhibit, which portion has been filed separately with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2009	DIODES INCORPORATED
By /s/ Richard D. White
RICHARD D. WHITE
Chief Financial Officer